EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

SRI/SURGICAL EXPRESS, INC. SETTLEMENT OF RESTATEMENT

ISSUES APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION

TAMPA, FL July 29, 2003, 2003 – SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC) today announced that the Securities and Exchange Commission approved its settlement with respect to the Commission’s investigation of the Company. The Commission approved settlement terms that SRI previously announced to be preliminarily agreed upon with the Commission’s staff. The settlement focused primarily on the Company’s accounting for transactions underlying a restatement of its financial results for the third quarter of 2001. SRI announced the restatement on November 27, 2001, shortly after it initially reported the results on October 25, 2001.

In the settlement, without admitting or denying the Commission’s findings, SRI and two of its former officers, Wayne R. Peterson and James T. Boosales, consented to an administrative cease and desist order regarding books and records, internal controls, and reporting provisions of the Securities Exchange Act of 1934. The Commission did not assess any penalties or other monetary fines or make any finding of fraud by SRI or Messrs. Peterson and Boosales. Mr. Peterson and Mr. Boosales each retired from his position as an Executive Vice President of SRI in December 2002 and each remains a director of the company. The settlement does not require any further restatement of SRI’s financial results for any period. The Commission’s order notes SRI’s full cooperation with its investigation. SRI previously announced a memorandum of understanding for a settlement of the civil litigation arising from this restatement.

SRI’s Chairman, N. John Simmons, Jr., stated as follows: “With this settlement, the Company has resolved all legal proceedings from the 2001 restatement. The Commission’s order recognizes our full cooperation and efforts to quickly and accurately address issues that caused the restatement. We’re very pleased that our new management team can now fully focus on opportunities to grow our business.”

FOR FURTHER INFORMATION:	Charles L. Pope
SRI/Surgical Express, Inc.
(813) 891-9550 Ext. 3177